Form Of

AMENDED AND RESTATED

MANAGEMENT CONTRACT

between

FIDELITY OXFORD STREET TRUST:

FIDELITY SERIES COMMODITY STRATEGY FUND

and

GEODE CAPITAL MANAGEMENT, LLC

This Amended and Restated Agreement made this 1st day of June, 2017, by and between Fidelity Oxford Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (hereinafter called the “Fund”), on behalf of Fidelity Series Commodity Strategy Fund (hereinafter called the “Portfolio”), and Geode Capital Management, LLC, a Delaware limited liability company (hereinafter called the “Adviser”), as set forth in its entirety below.

1. (a) Investment Advisory Services. The Adviser undertakes to act as investment adviser, commodity pool operator, and commodity trading advisor of the Portfolio and shall, subject to the supervision of the Fund’s Board of Trustees, direct the investments of the Portfolio in accordance with the investment objective, policies and limitations as provided in the Portfolio’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the “1940 Act”), and such other limitations as the Portfolio may impose by notice in writing to the Adviser. The Adviser is authorized, in its discretion and without prior consultation with the Portfolio, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio. The investment policies and all other actions of the Portfolio are and shall at all times be subject to the control and direction of the Fund’s Board of Trustees.

(b) Management Services. The Adviser shall maintain the existence and records of the Portfolio’s wholly owned subsidiary and perform the following additional services: (1) the Adviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding determination of net asset values and shareholder accounting services); (2) the Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the rules thereunder. The Adviser agrees that such records are the property of the Fund, and will be surrendered to the Fund promptly upon request.  Fidelity Management and Research Company (hereinafter called the “Administrator”) shall be granted reasonable access to the records and documents in the Adviser’s possession relating to the Portfolio; (3) the Adviser shall provide such information as is necessary to enable the Administrator and its affiliates to prepare and update the Fund’s registration statement (and any supplement thereto) and the Portfolio’s financial statements.  The Adviser understands that the Fund and the Administrator and its affiliates will rely on such information in the preparation of the Fund’s registration statement and the Portfolio’s financial statements, and hereby covenants that any such information approved by the Adviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects; and (4) the Adviser will vote the Portfolio’s investment securities in the manner in which the Adviser believes to be in the best interests of the Portfolio, and shall review its proxy voting activities on a periodic basis with the Trustees.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Fund as the Fund’s Board of Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Fund’s Board of Trustees with respect to Fund policies, and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c) The Adviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Fund shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

The Adviser shall, in acting hereunder, be an independent contractor. The Adviser shall not be an agent of the Portfolio.

2.  For the services and facilities to be furnished hereunder, the Adviser shall be compensated in accordance with the terms set forth in Appendix A to this Agreement.

3.  It is understood that the Portfolio will pay all its expenses, except to the extent paid by FMR Co., Inc. hereunder or under the Portfolio’s Administration Agreement with the Administrator.

4. The services of the Adviser to the Portfolio are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Portfolio hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Portfolio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

5. Subject to the prior written approval of the Trustees of the Trust, satisfaction of all applicable requirements under the 1940 Act, and such other terms and conditions as the Trustees may impose, the Adviser may appoint (and may from time to time remove) one or more unaffiliated persons as agent to perform any or all of the services specified hereunder and to carry out such provisions of this Agreement as the Adviser may from time to time direct, and may delegate to such unaffiliated persons the authority vested in the Adviser pursuant to this Agreement to the extent necessary to enable such persons to perform the services requested of such person by the Adviser, provided, however, that the appointment of any such agent shall not relieve the Adviser of any of its liabilities hereunder.

6.   Compliance.  (a)  The Adviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Adviser’s duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Portfolio’s Prospectus and other governing documents, and (iii) such instructions, policies and limitations relating to the Portfolio and/or the oversight of the Adviser’s performance of its duties hereunder as the Trustees or the Administrator or its affiliates may from time to time adopt and communicate in writing to the Adviser.

(b)  The Adviser will adopt a written code of ethics complying with the requirements of Rule 17j–1 under the 1940 Act and will provide the Fund with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

7.  Confidentiality.  The parties to this Contract agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities or holdings of the Portfolio.  All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Contract and, except as may be required in carrying out the terms of this Contract, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this paragraph or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

8.  Liability; Standard of Care.  Notwithstanding anything herein to the contrary, neither the Adviser, nor any of its directors, officers or employees, shall be liable to the Fund for any loss resulting from the Adviser’s acts or omissions as the Adviser to the Portfolio, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Adviser or any of its directors, officers or employees in the performance of the Adviser’s duties and obligations under this Contract.

9.  Indemnification.  The Adviser agrees to indemnify and hold the Fund harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Fund resulting from (a) the Adviser’s breach of its duties hereunder, or (b) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Adviser or any of its directors, officers or employees in the performance of the Adviser’s duties and obligations under this Contract, except to the extent such loss results from the Fund’s own willful misfeasance, bad faith, reckless disregard or negligence in the performance of its duties under this Contract.

10.  Insurance.  The Adviser shall maintain for the duration hereof, with an insurer acceptable to the Fund, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to the Fund.  The Adviser agrees that such insurance shall be considered primary and the Adviser shall assure that such policies pay claims prior to similar policies that may be maintained by Fidelity.  In the event the Adviser fails to have in force such insurance, that failure will not exclude the Adviser’s responsibility to pay for any damages in breach hereof.

11.  Conflicts of Interest.  It is understood that the Trustees, officers, agents and shareholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Fund; and that the existence of any such dual interest shall not affect the validity of this Contract or of any transactions hereunder except as otherwise provided in the Fund’s Declaration of Trust and the Certificate of Formation and Limited Liability Company Operating Agreement of the Adviser, respectively, or by specific provisions of applicable law.

12. Regulation.  The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Contract any information, reports or other material which any such body by reason of this Contract may reasonably request or require pursuant to applicable laws and regulations.

13.  (a) Representations of the Portfolio.  The Fund, on behalf of the Portfolio, represents and warrants that:

(i)  the Fund is a statutory trust established pursuant to the laws of the State of Delaware;

(ii)  the Fund is duly registered as an investment company under the 1940 Act and the Portfolio is a duly constituted series portfolio thereof;

(iii)  the execution, delivery and performance of this Contract are within the Fund’s powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the 1940 Act, and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Fund or the Portfolio;

(iv)  no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(v)  this Contract constitutes a legal, valid and binding obligation enforceable against the Fund and the Portfolio in accordance with its terms.

(b) Representations of the Adviser.  The Adviser represents, warrants and agrees that:

(i)  the Adviser is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii)  the Adviser is duly registered as an “investment adviser” under the Investment Advisers Act of 1940, as amended from time to time, and as a “commodity pool operator” and a “commodity trading adviser” under the Commodity Exchange Act of 1936, as amended from time to time;

(iii) the execution, delivery and performance of this Contract are within the Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Adviser;

(iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(v) this Contract constitutes a legal, valid and binding obligation enforceable against the Adviser.

(c) Covenants of the Adviser.  (1)  The Adviser will promptly notify the Fund in writing of the occurrence of any event which could have a material impact on the performance of its obligations pursuant to this Contract, including without limitation:

(i)  the occurrence of any event which could disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(ii)  any material change in the Adviser’s overall business activities that may have a material adverse effect on the Adviser’s ability to perform under its obligations under this Contract;

(iii)  any event that would constitute a change in control of the Adviser;

(iv)  any change in the portfolio manager(s) of the Portfolio;

(v)   any proposed change or change in the representations made by the Adviser concerning the nature of the Adviser’s business plan; and

(vi)  the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Portfolio conducted by any state or federal governmental regulatory authority.

(2)  The Adviser agrees that it will promptly supply the Fund with copies of any material changes to any of the documents provided by the Adviser pursuant to Section 6(b).

14.  Use of the Adviser’s Name.  The Fund will not use the name of the Adviser, or any affiliate of the Adviser, in any prospectus, advertisement sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Adviser and the Fund.

15. Use of the Fund’s Name.  The Adviser will not use the name of the Fund or the Portfolio in any prospectus, advertisement, sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Adviser and the Fund.

16. (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 16, this Contract shall continue in force until September 30, 2017 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 16, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or with respect to the Portfolio by vote of a majority of the outstanding voting securities of the Portfolio. This Contract shall terminate automatically in the event of its assignment.

17. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund’s Trust Instrument or other organizational document and agrees that the obligations assumed by the Fund pursuant to this Contract shall be limited in all cases to the Portfolio and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio or any other Portfolios of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Portfolio under the Trust Instrument or other organizational document are separate and distinct from those of any and all other Portfolios.

18. This Contract shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act and rules thereunder, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

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Appendix A

Pursuant to Section 2 of the Amended and Restated Management Contract between Fidelity Oxford Street Trust (the “Fund”), on behalf of Fidelity Series Commodity Strategy Fund (the “Portfolio”), and Geode Capital Management, LLC (the “Adviser”), Adviser shall be compensated for the services and facilities to be furnished hereunder as follows:

(a)

FMR Co., Inc. will pay Adviser a fee, payable monthly, based on the average daily net assets of the Portfolio (computed in the manner set forth in the Trust’s Declaration of Trust) at the following annual rates of the average daily net assets of the Portfolio throughout the month:

Rate

0.20% (20 basis points) on the first $2 billion in assets

0.15% (15 basis points) on the next $3 billion in assets

0.10% (10 basis points) on any amount in excess of $5 billion in assets

(b)

Adviser’s fee shall be computed monthly, and within twelve business days of the end of each calendar month, FMR Co., Inc. shall transmit to Adviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by Adviser. If this Amended and Restated Management Contract becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

(c)

Adviser agrees to look exclusively to FMR Co., Inc., and not to any assets of the Fund or the Portfolio, for payment of Adviser’s fees arising under Section 2 and Appendix A of this Contract.

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